Exhibit 5.3

CONSENT OF EXPERT

June 26, 2014

Ladies and Gentlemen:

I, Peter Megaw, Ph.D., C.P.G., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of MAG Silver Corp. of the information prepared by me, that I supervised the preparation of or reviewed by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the registration statement on Form F-10 of MAG Silver Corp.

/s/ Peter Megaw
Peter Megaw, Ph.D., C.P.G